Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Boomer Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Boomer Holdings, Inc. of our report dated November 6, 2020 on our audit of the financial statements of Boomer Naturals, Inc. as of July 1, 2020 and 2019 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended July 31, 2020 and for period June 7, 2019 (date of formation) to July 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Santa Ana, CA
March 12, 2021